Exhibit 99.9

Deer Consumer Products, Inc. Announces Second Quarter 2012 Financial Results, Affirms 2012 Financial Guidance

•	Q2/2012 quarterly revenue of $45.0 million

•	Q2/2012 quarterly gross profit of $13.2 million

•	Q2/2012 quarterly net income of $5.7 million

•	Anticipates favorable market conditions in China for continued growth in 2012

•	Affirms 2012 Financial Guidance

Deer Consumer Products, Inc.(Nasdaq: DEER) (website: http://www.deerinc.com/), a leading provider of "DEER" branded household consumer products to Chinese consumers and a leading vertically integrated manufacturer of small household and kitchen appliances for global customers, announces today financial results for the second quarter ended June 30, 2012.

Q2/2012 REVENUE

Our revenue for the three months ended June 30, 2012, was $45.0 million, which was consistent with our results for the three months ended June 30, 2011. The average selling prices of our products increased 150% in the second quarter of 2012 compared to our average selling prices in the second quarter of 2011. The increase in our selling prices conforms to our strategy of maintaining healthy profit margins across all of our product lines. We also increased our sales to the China domestic market to $45.0 million for the three months ended June 30, 2012, a 54% increase from $29.2 million in the same period of 2011.

We shifted our growth strategy to focus exclusively on China domestic markets, which offer higher profit margins than international markets. As a result, we reported no sales in South America, Asia, Europe, Middle East, Africa and the US in the quarter ended June 30, 2012. We are also transforming our business to focus on creating and marketing our own brand domestically.

Q2/2012 GROSS PROFIT MARGIN

Our gross margin increased slightly to 29.2% for the three months ended June 30, 2012, compared to 29.1% for the same period of 2011. Our gross margin is higher in the China domestic market compared to the export market because products generally sell at much higher prices at China retail and wholesale outlets than in international markets. We also are continuing to improve the efficiency of our manufacturing operations and further benefitting from economies of scale by producing motors and other primary components of our products in-house.

Q2/2012 OPERATING EXPENSES

Selling, general and administrative expenses for the three months ended June 30, 2012, were $5.6 million, an increase of $1.7 million, or 42.3%, from $3.9 million for the same period of 2011. Selling expenses for the three months ended June 30, 2012, increased by 44.3%, or $1.3 million, in comparison to the same period of 2011 due to a significant increase in advertising expenses. Associated selling expenses include advertising to expand our market share, increase brand awareness and to help generate the significant increase in sales. We retained Han Han, a famous writer in China, as our product spokesman. We also retained Shanghai Dingxiang Advertising Company to promote our dehumidifier products in Beijing, Shanghai, Hangzhou and Nanjing. The expenses incurred for our factory representatives and in-store promoters who promote our products directly to consumers at retail locations remained minimal.

Q2/2012 NET INCOME

Second quarter net income was $5.7 million, a decrease of 22% from Q2/2011. Fully diluted earnings per share were $0.17, an EPS decrease of 22% from Q2/2011. The decrease in net income was primarily due to the increase in our advertising expenses incurred to expand our market share and increase brand awareness.

Q2/2012 CASH FLOWS

As of June 30, 2012, we had $9.40 million in cash and equivalents on hand. Our principal liquidity demands are to help increase our sales in China by adding capacity, to improve sales distribution infrastructure, to purchase inventory and for general corporate purposes. We anticipate the cash we have on hand as of June 30, 2012, as well as the cash that we will generate from operations, will satisfy these requirements.

MANAGEMENT COMMENTS ON 2012 SECOND QUARTER FINANCIAL RESULTS

Bill He, Chairman & CEO of Deer, commented: "Deer is pleased to report its financial results for the second quarter of 2012. In 2010, Deer entered China's domestic markets with a strong push by putting its 'DEER' branded products on the shelves of retail locations across China. In 2012, Deer is continuing to expand its store presence across China and is adding additional in-store promotional staff to further enhance sales. Deer currently has access to approximately 4,000 retail locations across China and has developed a well-recognized brand by working with various retail channels.

We believe China remains the world's largest and fastest growing consumer retail market and continues to experience strong domestic demand for small household appliances. There are approximately 35,000 retail locations across China that Deer could potentially penetrate. Deer has significant growth potential in China."

CHINA DOMESTIC MARKET EXPANSION STRATEGIES

Mr. He continued, "Chinese consumers have experienced relatively strong positive real income growth in recent years. We believe rising standards of living will result in an increased demand for quality consumer goods, such as small appliances. We plan to fully take advantage of this market opportunity by targeting our high quality products to these middle income Chinese consumers, whose numbers continue to grow, and by providing exceptional customer service.

We expect our higher gross margins to continue over time as most of our revenue is being derived from the higher margin China domestic markets. We believe that we will be able to manage SG&A growth along with our significant revenue growth to maintain and enhance net profit margins."

GROWTH STRATEGIES

Mr. He continued, "In the short-term, we will continue building the solid reputation of our 'DEER' branded products to be the number one food preparation appliances brand by 2013. We also plan to focus sales of our high margin products, including our dehumidifier, vacuum cleaner, water filters and air purifier, to first and second tier Chinese cities that are experiencing strong economic growth.

Over the course of the coming quarters, we plan to position ourselves as a high-end innovative brand in China and expand our 'DEER' brand to include complete integrated household appliance systems for the kitchen and bathroom.

We have also made significant progress on our Wuhu manufacturing plant facility, by breaking ground to complete our new manufacturing plant. We are pleased with our construction progress."

AFFIRMS 2012 FINANCIAL GUIDANCE

In 2012, Deer anticipates revenues from the high margin China domestic sales will continue to surpass export sales. Deer provides 2012 revenue guidance of between $270 and $290 million, net income guidance of between $45 million and $47 million, and targets EPS (Earnings per Share) between $1.37 and $1.42.

3-YEAR INSIDER SHARE LOCKUP, TOTAL MANAGEMENT COMMITMENT

As disclosed previously, Deer's entire management team has voluntarily entered into 3-year share lockup agreements, which prohibit them from selling any shares to the general public through at least 2013. The lockup agreements represent approximately 47% of Deer's entire outstanding shares. Deer management's vested interests are aligned with those of Deer's public shareholders. Deer has been led by its original founders since the inception of its operating business 17 years ago.

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. is a NASDAQ Global Select Market listed U.S. company with its primary operations in China. Deer has a 16-year operating business as well as a strong balance sheet. Operated by Deer's founders and supported by more than 100 patents, trademarks, copyrights and approximately 1,000 staff, Deer is a leading provider of "DEER" branded consumer products to Chinese consumers and a leading vertically integrated manufacturer of small home and kitchen appliances for global customers. DEER's product lines include series of small household and kitchen appliances as well as personal care products designed to make modern lifestyles easier and healthier.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer's filings with the Securities and Exchange Commission.

Corporate Contact: Ms. Helen Wang, President Deer Consumer Products, Inc. Tel: 011-86-755-86028300 Email: investors@deerinc.com

DEER CONSUMER PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31, 2011
ASSETS	(Unaudited)

CURRENT ASSETS
Cash & equivalents	$9,401,816	$13,961,434
Restricted cash	-	127,235
Accounts receivable	37,989,248	20,553,235
Advances to suppliers	5,896,487	2,920,746
Other receivables and prepaid expenses	1,566,339	1,240,726
VAT receivable	3,767,154	8,562,076
Deposits	71,628	1,153,019
Inventories	59,655,682	61,017,231

Total current assets	118,348,354	109,535,702

NON-CURRENT ASSETS
Certificate of Deposit	474,316	-
Advance for equipment purchase	378,784	844,964
Deposit for land use right	844,429	847,646
Property and equipment, net	34,312,572	36,137,609
Construction in progress	21,088,038	21,141,715
Intangible assets, net	35,402,003	35,895,528

Total noncurrent assets	92,500,142	94,867,462

TOTAL ASSETS	$210,848,496	$204,403,164

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$2,976,726	$7,977,167
Advance from customers	2,183,745	1,056,442
Income tax payable	5,243,759	4,864,267
Other payables and accrued expenses	2,256,685	2,753,617
Dividend payable	-	1,679,628
Notes payable	-	692,821

Total current liabilities	12,660,915	19,023,942

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common Stock, $0.001 par value; 75,000,000 shares authorized; 33,592,562 shares issued and outstanding	33,593	33,593
Paid-in capital	91,187,588	91,187,584
Statutory reserve	10,624,783	9,157,606
Development fund	5,312,391	4,578,803
Accumulated other comprehensive income	14,026,151	14,769,957
Retained earnings	77,003,075	65,651,679

Total stockholders' equity	198,187,581	185,379,222

TOTAL LIABILITIES AND EQUITY	$210,848,496	$204,403,164

DEER CONSUMER PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
PERIOD ENDED JUNE 30, 2012 AND 2011
(UNAUDITED)

	Six months ended June 30		Three months ended June 30
	2012	2011	2012	2011

Revenue	$94,875,113	$79,803,830	$45,006,010	$45,127,684
Cost of revenue	66,205,680	56,697,985	31,855,819	31,978,784

Gross profit	28,669,433	23,105,845	13,150,191	13,148,900

Operating expenses
Selling	8,215,753	5,529,852	4,201,546	2,912,415
General and administrative	2,767,499	2,274,687	1,416,013	1,034,061

Total operating expenses	10,983,252	7,804,539	5,617,559	3,946,476

Income from operations	17,686,181	15,301,306	7,532,632	9,202,424

Non-operating income (expenses)
Interest income	443,309	108,700	131,869	46,165
Exchange loss	(42,895)	(266,855)	(6,733)	(150,732)
Other expenses, net	(26,783)	(81,767)	(22,282)	(43,469)
Subsidy income	236,230	1,007,192	-	7,960

Total non-operating income (expenses), net	609,861	767,270	102,854	(140,076)

Income before income tax	18,296,042	16,068,576	7,635,486	9,062,348
Income tax expense	4,743,881	2,928,099	1,909,413	1,715,817

Net income	13,552,161	13,140,477	5,726,073	7,346,531

Other comprehensive item
Foreign currency translation gain (loss)	(743,806)	3,481,869	(957,678)	2,005,459

Comprehensive Income	$12,808,355	$16,622,346	$4,768,395	$9,351,990

Basic weighted average shares outstanding	33,592,562	33,592,562	33,592,562	33,592,562

Diluted weighted average shares outstanding	33,592,562	33,592,562	33,592,562	33,592,562

Basic earnings per share	$0.40	$0.39	0.17	0.22

Diluted earnings per share	$0.40	$0.39	0.17	0.22

DEER CONSUMER PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2012 AND 2011
(UNAUDITED)

	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,552,161	$13,140,477
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,113,775	1,438,861
Stock-based compensation	-	51,314
(Increase) decrease in current assets:
Accounts receivable	(17,566,409)	1,631,055
Advances to suppliers	(2,530,853)	1,458,712
Other receivables, prepayments, and deposits	757,358	(346,960)
VAT receivable	4,775,646	-
Inventories	1,133,152	(10,200,635)
Other assets	-	4,628
Increase (decrease) in current liabilities:
Accounts payable	(4,983,962)	(9,998,292)
Advance from customers	1,134,456	1,617,080
Taxes payable	389,985	(2,847,344)
Notes payable	(692,107)	(3,487,834)
Other payables and accrued expenses	(487,834)	(742,220)
Changes in noncurrent assets - other receivable		-

Net cash used in operating activities	(2,404,632)	(8,281,158)

CASH FLOWS FROM INVESTING ACTIVITIES:
Certificate of Deposit	(475,632)	-
Change in restricted cash	127,104	(5,169,534)
Acquisition of intangible assets	(10,570)	(4,270,594)
Acquisition of property & equipment	(52,299)	(889,945)
Refund of deposit on land use right	-	10,380,731
Construction in progress	(26,620)	(2,367,640)

Net cash used in investing activities	(438,017)	(2,316,982)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(1,679,628)	(1,679,978)

Net cash used in financing activities	(1,679,628)	(1,679,978)

EFFECT OF EXCHANGE RATE CHANGE ON CASH & EQUIVALENTS	(37,341)	626,584

NET DECREASE IN CASH & EQUIVALENTS	(4,559,618)	(11,651,534)

CASH & EQUIVALENTS, BEGINNING OF PERIOD	13,961,434	33,956,591

CASH & EQUIVALENTS, END OF PERIOD	$9,401,816	$22,305,057

Supplemental Cash flow data:
Income tax paid	$4,387,432	$3,213,565
Interest paid	$-	$-